Telesis Technology Corporation Receives FAA (AC-00-56A) & TAC 2000 Accreditation & Certification.

Superior, Nebraska – September 30th, 2005 – Telesis Technology Corporation (OTC: TLST) today announced that it has officially received Federal Aviation Administration (FAA-AC-00-56A) Accreditation and Certification today.  The company solidified its aerospace quality standards and systems by becoming certified and accredited for the TAC-2000 quality assurance standard and obtained certification and accreditation to FAA’s Advisory Circular Standards (AC 00-56).

"This is a huge milestone achieved by the company to receive accreditation by the FAA.  This allows us to rapidly implement our commercial aerospace plans.  One of them is to commence with our first aircraft airframe tear down," said Hasit Vibhakar, chairman and chief executive officer of Telesis. "This certification also allows us to enter the elite commercial aerospace repair station sector which complements our other successful business divisions."

The FAA AC-00-56A certification was designed by aviation industry leaders and the Federal Aviation Administration (FAA) to provide for the accreditation for civil aircraft industries. The certification provides a quality system standard that is used by the contractor and is audited by an approved registrar to make sure the contractor is adhering to that standard. The contractor must implement procedures to ensure that the products they supply satisfy the customer's aviation quality requirements and that the parts documentation accurately reflects the criteria identified in the FAA standards.

About Telesis Technology Corporation

Telesis Technology Corporation is a Federal Aerospace and Defense Contractor.  Telesis Technology Corporation has several operating divisions with main locations in Superior, Nebraska and Palmetto, Florida.  Company website is http://www.telesistechnology.com

Forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Act Reform Act of 1995. In this press release, the words "estimate," "project," "believe," "anticipate," "intend," "expect," and similar expressions are intended to identify forward-looking statements. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, the Company's ability to obtain additional financing to implement its business strategy, the delay or failure to properly manage growth and successfully integrate acquired companies and operations, lack of geographic diversification, imposition of new regulatory requirements affecting its business, a downturn in the general economic conditions, and other risks detailed from time to time in the Company's periodic reports filed with the U.S. Securities and Exchange Commission.

Contact:

Investor Relations

Hasit Vibhakar

Telesis Technology Corporation

941-795-7441 ext: 228

ir@telesistechnology.com